Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-1 (File. No. 333-292769), of our report dated April 16, 2026, (which includes an explanatory paragraph relating to ConnectM Technology Solutions, Inc. and its subsidiaries’ ability to continue as a going concern), relating to the consolidated financial statements and schedules of ConnectM Technology Solutions, Inc and its subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K as at and for the year ended December 31, 2025.

/s/ KNAV CPA LLP

KNAV CPA LLP
Atlanta, Georgia
April 16, 2026

PCAOB ID - 2983